Sun Life Insurance and Annuity Company of New York

Home Office:	Mailing Address:
[1][60 East 42nd Street	[2][P.O. Box 9133
Suite 1115	Wellesley Hills, Massachusetts 02481]
New York, New York 10165]

Sun Life Insurance and Annuity Company of New York (the “Company”) will pay an annuity commencing on the Annuity Commencement Date.

If the Owner dies while the Contract is in effect, before the Annuity Commencement Date, the Company may pay a Death Benefit to the Beneficiary upon receipt of Due Proof of Death of the Owner.

Under certain circumstances, if the Owner dies prior to the Annuitant and before the Annuity Commencement Date, a distribution is required by law.

This Contract is the Legal Contract. All payments will be made to the persons and in the manner set forth in this Contract.

Signed by the Company at its Home Office, New York, New York, on the Issue Date.

[3][/s/ Westley V. Thompson] [3][Westley V. Thompson], [President]	[3][/s/ Michael S. Bloom ] [3][Michael S. Bloom, Secretary]

RIGHT TO RETURN CONTRACT
Please read this Contract. If not satisfied with it, the Owner may, within 10 days after its receipt, return it by delivering or mailing it to the Mailing Address shown above or to the sales representative through whom it was purchased. Immediately upon receipt of this Contract by the Company, this Contract will be deemed void as though it had never been applied for and this Contract’s Accumulation Account Value, including any deducted charges at the end of the Valuation Period during which this Contract is delivered or mailed to the Mailing Address shown above, will be refunded to the Owner.

The smallest annual rate of investment return which would have to be earned on the assets of the Variable Account so that the dollar amount of Variable Annuity payments will not decrease is 4[4.70]%. Explicit charges against the assets of the Variable Account and deducted at the end of each Valuation period include an annual asset charge assessed at an effective annual rate of 5[1.70%] and an annual Account Fee of $30.00.

Flexible Payment Deferred Variable Individual Annuity Contract
Sun Life (N.Y.) Variable Account C
Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT AND WILL INCREASE OR DECREASE IN VALUE BASED ON INVESTMENT RESULTS.

TABLE OF CONTENTS

Section
CONTRACT SPECIFICATIONS	1

DEFINITIONS	2

FIXED AND VARIABLE ACCOUNTS	3

PURCHASE PAYMENTS	4

CONTRACT VALUES DURING ACCUMULATION PERIOD	5

CASH WITHDRAWALS	6

DEATH BENEFIT	7

SETTLEMENT PROVISIONS	8

OWNERSHIP PROVISIONS	9

GENERAL PROVISIONS	10

1. CONTRACT SPECIFICATIONS
Contract Number Contract Type Owner / Annuitant Age of Owner Age of Youngest Annuitant Covered Person	[6][86-8600-123456] [7][Non Qualified] [8][John J. Doe – Owner] [9][Mary J. Doe – Annuitant] [10][and Covered Person] [11][35] [12][35] Owner, unless indicated otherwise above
Issue Date Contract Anniversary Date Initial Purchase Payment	[13][August 1, 2011] [14][August 1, 2012] [15][$100,000]
Minimum Initial Purchase Payment Minimum Additional Payment Maximum Purchase Payment (without prior approval of the Company)	[16][$10,000 if IRA $5000] $ 1,000 Any purchase payment that would not cause Account Value to exceed $2,000,000

[17][Purchase Payment Interest	17.1[OPTION A
During first Contract Year	2% of each Purchase Payment before the first Contract Anniversary
Each Five-Year Anniversary	2% of the Account Value on every fifth Contract Anniversary]
17.2[OPTION B
5% of each Purchase Payment]]

Beneficiary (Relationship)	[18][Susan J. Doe (Daughter)]

Annuity Commencement Date Annuity Option	[19][July 1, 2066] Deferred
Minimum Annuity Purchase Amount Minimum Initial Annuity Payment Amount Account Fee for Variable Annuity After Annuity Commencement Date	$2,000 $20 $30

Account Fee Maximum Account Fee Minimum Account Value for Waiver of Account Fee	$30 $30 $100,000

Withdrawal Charges	Number of Complete Contract Years from time of each payment [20][0 1 2 3 4 5 6 7+]	Withdrawal Charges [21][8% 8% 7% 6% 5% 4% 3% 0%]

[22][Initial DCA Period	[23][6-month]
Minimum Guaranteed Interest Rate	3%]

Current Fee Per Transfer	[24][$0]
Maximum Fee Per Transfer Maximum Number of Transfers per Year	$15 12
Minimum Transfer Amount	$1,000
Minimum Remaining in Sub-Account after Transfer	$1,000

Summary of Asset Charges
Annual Asset Charges Basic Annual Asset Charge: [26][Optional Death Benefit Charge:] Total Annual Asset Charges: Total Annual Asset Charge After Annuity Commencement Date:	[25][1.70%] + [27][0.40%] = [28][2.10%] [29][1.70%]

[30][Optional Living Benefit Riders]
30.1[Sun Income Riser III
Initial Rider Fee Rate	30.2[0.2750% for single life] 30.3[0.3000% for joint life]
Maximum Rider Fee Rate	30.4[0.4375% for single life] 30.5[0.4875% for joint life]]

[31][Optional Living Benefits	[32][Not Elected]]

[33][Optional Living Benefit Rider Date:
33.1[Sun Income Riser III Rider Date:	Month Day, Year]]

[34][Optional Death Benefit	[35][Not Elected]]

[36][Maximum Account Anniversary Value Benefit (“MAV”)
The greater of the Basic Death Benefit and the highest Accumulation Account Value on any Contract Anniversary prior to the Covered Person’s 81st birthday, adjusted for any subsequent Purchase Payments and partial withdrawals made between such Contract Anniversary and the Death Benefit Date.]

[37][What benefit is payable under any Optional Death Benefit in the event the Covered Person’s spouse chooses to continue the Contract after the Covered Person’s death?
If the spouse, as sole beneficiary of the Covered Person, chooses to continue this Contract after the Covered Person’s death, the amount payable under any Death Benefit or Optional Death Benefit will be credited to the Owner’s Account Value as of the Death Benefit Date.  Thereafter, the Optional Death Benefit will continue in force and be payable upon the surviving spouse’s death.  For purposes of calculating the benefit upon the surviving spouse’s death, the Owner’s Account Value on the original Covered Person’s Death Benefit Date  (inclusive of any Death Benefit amount increases) will be considered the initial Net Purchase Payment.]

[38][Build Your Own Portfolio] Investment Options:

[39][AllianceBernstein Balanced Wealth Strategy Portfolio
*AllianceBernstein Dynamic Asset Allocation Portfolio AllianceBernstein International Growth Fund
BlackRock Global Allocation V.I. Fund
Columbia Variable Portfolio - Marsico 21st Century Fund
Columbia Variable Portfolio - Marsico Growth Fund
Columbia Variable Portfolio - Marsico International Opportunities Fund
Fidelity® VIP Balanced Portfolio
Fidelity® VIP Contrafund® Portfolio
Fidelity® VIP Freedom 2015 Portfolio
Fidelity® VIP Freedom 2020 Portfolio
Fidelity® VIP Mid Cap Portfolio
First Eagle Overseas Variable Fund
Franklin Income Securities Fund
Franklin Small Cap Value Securities Fund
Franklin Strategic Income Securities Fund
Invesco Van Kampen V.I. Comstock Fund
Invesco Van Kampen V.I. Equity and Income Fund
Invesco Van Kampen V.I. Mid Cap Value Fund
Lazard Retirement Emerging Markets Equity Portfolio
Lord Abbett Series Fund Fundamental Equity Portfolio
Lord Abbett Series Fund Growth Opportunities Portfolio
MFS® Bond Portfolio
MFS® Core Equity Portfolio
MFS® Emerging Markets Portfolio
*MFS® Global Tactical Allocation Portfolio
MFS® Government Securities Portfolio
MFS® International Growth Portfolio
MFS® International Value Portfolio
MFS® Research International Portfolio
MFS® Total Return Portfolio
MFS® Utilities Portfolio
MFS® Value Portfolio
Morgan Stanley UIF Mid Cap Growth Portfolio
Mutual Shares Securities Fund
Oppenheimer Capital Appreciation Fund/VA
Oppenheimer Global Securities Fund/VA
PIMCO CommodityRealReturn™ Strategy Portfolio
PIMCO Emerging Markets Bond Portfolio
*PIMCO Global Multi-Asset Portfolio
SCSM AllianceBernstein International Value Fund
SCSM BlackRock Inflation Protected Bond Fund
SCSM BlackRock International Index Fund
SCSM BlackRock Large Cap Index Fund
SCSM BlackRock Small Cap Index Fund
SCSM Columbia Small Cap Value Fund
SCSM Davis Venture Value Fund
SCSM Goldman Sachs Mid Cap Value Fund
SCSM Goldman Sachs Short Duration Fund
*SCSM Ibbotson Balanced Fund
*SCSM Ibbotson Conservative Fund
SCSM Ibbotson Growth Fund
SCSM Invesco Small Cap Growth Fund
SCSM Lord Abbett Growth and Income Fund
SCSM PIMCO High Yield Fund
SCSM PIMCO Total Return Fund
SCSM WMC Blue Chip Mid Cap Fund
SCSM WMC Large Cap Growth Fund
Sun Capital Global Real Estate Fund
Sun Capital Investment Grade Bond Fund®
Sun Capital Money Market Fund®
Templeton Growth Securities Fund
Wells Fargo Advantage VT Total Return Bond Fund
* Designated Funds]

Choose Your Portfolio Investment Options:

[40][Blended Model
*AllianceBernstein Dynamic Asset Allocation Portfolio
*MFS® Global Tactical Allocation Portfolio
*PIMCO Global Multi-Asset Portfolio
*SCSM Ibbotson Balanced Fund
*SCSM Ibbotson Conservative Fund]

2.  DEFINITIONS

ACCUMULATION ACCOUNT VALUE:  The variable accumulation value, if any, plus the fixed accumulation value, if any, of an Accumulation Account for any Valuation Period.

ACCUMULATION PERIOD:  The period before the Annuity Commencement Date and during the lifetime of the Owner.

ANNUITANT:  The person or persons named on the Contract Specifications and on whose life the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the new Annuitant will be the Co-Annuitant, if any. If the Co-Annuitant dies or if no Co-Annuitant is named, the Owner becomes the Annuitant upon the Annuitant’s death prior to the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE:  The date shown on the Contract Specifications on which the first annuity payment is to be made.

ANNUITY OPTION:  The method for making annuity payments.

ANNUITY UNIT:  A unit of measure used in the calculation of the amount of the second and each subsequent Variable Annuity payment from the Variable Account.

APPLICATION:  The document signed by the Owner that evidences the Owner’s Application for this Contract.

BENEFICIARY:  The person or entity having the right to receive the Death Benefit set forth in this Contract. The Beneficiary on the Issue Date is shown on the Contract Specifications.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY: Sun Life Insurance and Annuity Company of  New York.

CONTRACT ANNIVERSARY:  The same day in each succeeding year as the day of the year corresponding to the Issue Date.

CONTRACT YEAR:  A one-year period commencing on the Issue Date or any Contract Anniversary.

DEATH BENEFIT DATE:  The date on which the Death Benefit election is effective, which is the later of (a) the date the Company receives due proof of the Owner’s death and (b) the date on which the Company receives the Beneficiary’s election of a mode of settlement.

DUE PROOF OF DEATH:  An original certified copy of an official death certificate, or an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and any information required by the Company that is necessary to make payment, such as the name, address and taxpayer identification number of all beneficiaries.

FIXED ANNUITY: An annuity with payments that do not vary as to dollar amount.

FUNDS:  One or more open-end management investment companies or "mutual funds" registered under the Investment Company Act of 1940.

ISSUE DATE:  The date this Contract becomes effective as shown on the Contract Specifications.

NET INVESTMENT FACTOR:  A numerical element applied by the Company to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to one.

NET PURCHASE PAYMENT:  The portion of a Purchase Payment that remains after the deduction of any premium or similar tax.

NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A of the Code.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Contract and in whose name or names the Contract is issued. The Owner may designate a trustee or custodian of a retirement plan that meets the requirements of Section 401, Section 408(c), Section 408(k), or Section 408(p) of the Code to serve as legal owner of assets of a retirement plan. The term Owner, as used herein refers to the organization entering into the Contract.

PRINCIPAL:  The sum of all Net Purchase Payments less the sum of all withdrawals.

PURCHASE PAYMENT (PAYMENT):  The amount paid to the Company as consideration for the benefits provided by this Contract.

QUALIFIED CONTRACT:  A Contract used in connection with a retirement plan which receives favorable federal income tax treatment under Sections 401, 403, 408 or 408A of the Code.

SUB-ACCOUNT:  That portion of the Variable Account that invests in shares of specific series or sub-series of a Fund.

VALUATION PERIOD:  The period of time from one determination of Variable Accumulation Unit and Annuity Unit values to the next subsequent determination of these values. Such determination shall be made as of the close of the New York Stock Exchange on each day that the Exchange is open for trading.

VARIABLE ACCOUNT:  A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company.

VARIABLE ACCUMULATION UNIT:  A unit of measure used in the calculation of the value of the variable portion of an Accumulation Account.

VARIABLE ANNUITY:  An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Variable Account.

3.  ACCOUNTS

General Account
The general account consists of all assets of the Company other than those allocated to any separate account of the Company. Purchase Payments allocated to the DCA Fixed Account will be held in the general account prior to being allocated to the Sub-Accounts selected by you.

Variable Account and Sub-Accounts
The Variable Account to which the variable accumulation values and Variable Annuity payments, if any, under this Contract relate is the Sun Life (N.Y.) Variable Account C. It was established by the Company on October 18, 1985 pursuant to a resolution of its Board of Directors and is registered as a unit investment trust under the Investment Company Act of 1940. The income, gains or losses of the Variable Account are credited to or charged against the assets of the Variable Account without regard to the other income, gains or losses of the Company. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in shares of a designated series or sub-series of the Fund. The values of the Variable Accumulation Units and the Annuity Units described in the Contract reflect the investment performance of the Sub-Accounts.

At the Company’s election and subject to prior approval by the Superintendent of Insurance of the State of New York and to any necessary vote by persons having the right to give instructions with respect to the voting of Fund shares held by the Sub-Accounts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, the Company may make appropriate endorsement to this Contract to reflect the change and take such other action as may be necessary and appropriate to reflect the change.

Ownership of Assets
The Company shall have exclusive and absolute ownership and control of its assets, including all assets of the Sub-Accounts.

Investments of the Sub-Accounts
All amounts allocated to a Sub-Account will be used to purchase shares of a specific series or sub-series of the Fund.  The Fund shares available on the Issue Date are shown on the Contract Specifications; more series may be subsequently added or deleted. The Fund is an open-end investment company (mutual funds) registered under the Investment Company Act of 1940.  Any and all distributions made by a Fund with respect to shares held by a Sub-Account will be reinvested to purchase additional shares of that series at net asset value.  Deductions from the Sub-Accounts will, in effect, be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.  Each Sub-Account will be fully invested in Fund shares at all times.

Substitution
Shares of any or all series of the Fund may not always be available for purchase by the Sub-Accounts or the Company may decide that further investment in such shares is no longer appropriate in view of the purposes of the Variable Account, or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another series or shares of another registered open-end investment company or unit investment trust may be substituted both for Fund shares already purchased by the Sub-Account and/or as the security to be purchased in the future, provided that these substitutions meet applicable Internal Revenue Service diversification guidelines and have been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York.

4.  PURCHASE PAYMENTS

Payments
All Purchase Payments are to be paid to the Company at its Mailing Address. The amount of Purchase Payments may vary; however, the Company will not accept an initial Purchase Payment for any Contract that is less than the minimum amount shown on the Contract Specifications.  Each additional Purchase Payment must be at least the minimum additional amount shown on the Contract Specifications. In addition, the prior approval of the Company is required before it will accept a Purchase Payment which would cause the Accumulation Account Value to exceed the maximum Purchase Payment amount shown on the Contract Specifications. If the Accumulation Account Value exceeds such maximum amount, no additional Purchase Payments will be allocated without the prior approval of the Company.

The initial Purchase Payment attributable to this Contract is shown on the Contract Specifications page.

Purchase Payment Interest
Purchase Payments will be credited with interest at the rate shown on the Contract Specifications page.  The Owner may choose between two Purchase Payment Interest options: Option A provides for the crediting of interest at the rate shown on the Contract Specification Page to each Purchase Payment made during the first Contract Year.  On each Five-Year Anniversary, additional interest called “Five Year Anniversary Interest” will be credited to the Accumulation Account Value at the rate shown on the Contract Specification Page.  Option B provides for the crediting of interest at the rate shown on the Contract Specification Page to all Purchase Payment accepted by the Company.  If no option is elected on or before the Issue Date, Option A will automatically apply.

Interest under either option will be credited during the same Valuation Period that the Purchase Payment is received (or on any Five Year Anniversary if Option A is elected) and allocated to the Sub-Accounts in the same proportion as the Net Purchase Payment is allocated. If Option A was elected, any Five-Year Anniversary Interest will be proportionally allocated to the Sub-Accounts based on their respective values.

No Purchase Payment interest will be credited if the Contract is returned pursuant to the Right To Return provision.

Contract Continuation
This Contract shall be continued automatically in full force during the lifetime of the Owner until the Annuity Commencement Date or until it is surrendered.

Allocation of Net Purchase Payments
The Net Purchase Payment is that portion of a Purchase Payment that remains after deduction of any applicable premium or similar tax. Upon receipt by the Company, the Net Purchase Payment will be allocated either to the Sub-Accounts or to the DCA Fixed Account or to both the Sub Accounts and the DCA Fixed Account in accordance with the allocation specified in the Application or as subsequently changed.

The allocation for new Purchase Payments among the Sub-Accounts may be changed by the Owner at any time by giving written notice of the change to the Company. Any change will take effect with the first Purchase Payment received with or after receipt of notice of the change by the Company and will continue in effect until subsequently changed.

5.  CONTRACT VALUES DURING ACCUMULATION PERIOD

Accumulation Account
The Company will establish an Accumulation Account for this Contract and will maintain the Accumulation Account during the Accumulation Period.  This Contract’s Accumulation Account Value for any Valuation Period is equal to the variable accumulation value, if any, plus the fixed accumulation value, if any, of the Accumulation Account for that Valuation Period.

Variable Account Value:

Crediting Variable Accumulation Units
Upon receipt of a Purchase Payment by the Company, any of the Net Purchase Payment to be allocated to the Sub-Accounts will be credited to the Accumulation Account in the form of Variable Accumulation Units. The number of particular Variable Accumulation Units is determined by dividing the dollar amount allocated to the particular Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for the Valuation Period during which the Purchase Payment is received by the Company.

Variable Accumulation Unit Value
The Variable Accumulation Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Variable Accumulation Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by methodology which is the mathematical equivalent of multiplying the Variable Accumulation Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for such subsequent Valuation Period. The Variable Accumulation Unit value for each Sub-Account for any Valuation Period is the value determined as of the end of the particular Valuation Period and may increase, decrease or remain constant from Valuation Period to Valuation Period in accordance with the Net Investment Factor described below.

Variable Accumulation Value
The variable accumulation value, if any, of an Accumulation Account for any Valuation Period is equal to the sum of the value of all Variable Accumulation Units of each Sub-Account credited to the Accumulation Account for such Valuation Period. The variable accumulation value of each Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited to each Sub-Account by the Variable Accumulation Unit value of the particular Sub-Account for such Valuation Period.

Net Investment Factor
 The Net Investment Factor may be greater or less than, or equal to one; therefore, the value of a Variable Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

(a) is the net result of:

1)	the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

2)	the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the ex-dividend date occurs during the Valuation Period, plus or minus

3)
a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

(b)	is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period; and

(c)	is the asset charge factor that the Company determines for the Valuation Period to reflect the charges for assuming the mortality and expense risks and administrative expense risks.

The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The daily asset charge factor will be determined by the Company annually, but in no event may it exceed the daily asset charge factor shown on the Contract Specification page of this Contract.

Transfer Privilege
At any time during the Accumulation Period, the Owner may transfer all or part of the Accumulation Account Value to one or more Sub-Accounts subject to the conditions set forth below. A transfer will be effective on the date the request for transfer is received and processed by the Company.

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective.

Transfers shall be subject to the following conditions:

1.	not more than the maximum number of transfers per year shown on the Contract Specification Page;
2.	a minimum of 6 calendar days must elapse between transfers;
3.
the amount being transferred from a Sub-Account may not be less than the amount shown on the Contract Specifications unless the total Accumulation Account Value attributable to a Sub-Account is being transferred;

4.
any Accumulation Account Value remaining in a Sub-Account may not be less than the amount set forth on the Contract Specifications; however, automatic transfers to a Sub-Account in connection with an approved dollar cost averaging program are not subject to this restriction; and

5.	transfers involving Variable Accumulation Units shall be subject to such terms and conditions as may be imposed by the Funds.

Account Fee
Prior to the Annuity Commencement Date, on each Contract Anniversary the Company will deduct from the Accumulation Account Value an annual account fee to reimburse the Company for administrative expenses relating to the Contract and the Accumulation Account. In Contract Years one through four the account fee is equal to the amount shown on the Contract Specifications; thereafter the account fee may be changed annually, but in no event may it exceed the maximum account fee shown on the Contract Specifications. The account fee will be deducted on a pro rata basis from amounts allocated to each Sub-Account in which the Accumulation Account is invested at the time of such deduction. If the Contract is surrendered for its full value on any date other than a Contract Anniversary, the account fee will be deducted in full at the time of such surrender. The Company will waive the account fee when the Accumulation Account Value is greater than the amount shown on the Contract Specifications on the Contract Anniversary. On the Annuity Commencement Date the value of the Accumulation Account will be reduced by a proportionate amount of the account fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date.

After the Annuity Commencement Date, the annual account fee shown on the Contract Specifications will be deducted on a pro rata basis in equal amounts from each Variable Annuity payment made during the year. No such deduction is made from Fixed Annuity payments.

6.  CASH WITHDRAWALS AND WITHDRAWAL CHARGES

Cash Withdrawals
At any time before the Annuity Commencement Date the Owner may elect to receive a cash withdrawal payment from the Company by filing with the Company at its Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. Any cash withdrawal payment will be paid within seven days from the date the election becomes effective, except as the Company may be permitted to defer such payment in accordance with the Investment Company Act of 1940 and New York insurance law. The Company reserves the right to defer the payment of amounts withdrawn from the DCA Fixed Account for a period not to exceed six months from the date written request for such withdrawal is received by the Company.

The Owner may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to the value of the Accumulation Account at the end of the Valuation Period during which the election becomes effective, less the account fee, and less any applicable withdrawal charge. In the case of a full surrender, this Contract will be canceled. A partial withdrawal (a payment of an amount less than that paid under a full surrender) will result in the cancellation of a portion of the Accumulation Account Value with an aggregate dollar value equal to the dollar amount of the cash withdrawal payment, plus any applicable withdrawal charge.

In the case of a partial withdrawal, the Owner may instruct the Company as to the amounts to be withdrawn from each Sub-Account. If not so instructed, the Company will effect such withdrawal pro rata from each Sub-Account in which the Accumulation Account Value is invested at the end of the Valuation Period during which the withdrawal becomes effective. If a partial withdrawal is requested which would leave the Accumulation Account Value lower than the account fee, then such partial withdrawal will be treated as a full surrender.

Cash withdrawals from a Sub-Account will result in the cancellation of Variable Accumulation Units with an aggregate value on the effective date of the withdrawal equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit values of the Sub-Account for the Valuation Period during which the cash withdrawal is effective.

Withdrawal Charges
If a withdrawal is made, the Company may assess a withdrawal charge.  The amount of any withdrawal charge is determined as follows:

Free Withdrawal Amount
In each Contract Year you may withdraw a portion of your Account Value, which we call the “free withdrawal amount,” before incurring the withdrawal charge.

For the first Contract Year, the free withdrawal amount is equal to 10% of the amount of all Purchase Payments you have made less any withdrawals previously taken that were not subject to withdrawal charges.

For all other Contract Years, the free withdrawal amount is equal to the greater of:
·	your Contract earnings during the prior Contract Year (defined below) minus all withdrawals taken during the current Contract Year that were not subject to withdrawal charges, or
·
10% of the amount of all Purchase Payments made in the last seven Contract Years (including the current Contract Year), minus all withdrawals taken during the current Contract Year that were not subject to withdrawal charges.

Your Contract earnings during the prior Contract Year are determined on the Contract Anniversary according to the following formula; (AVChange – PP) + WD where:

·	AVChange equals the difference between the Account Value at the end of the prior Contract Year and the Account Value at the beginning of the prior Contract Year;
·	PP equals all Purchase Payments made during the prior Contract Year; and
·	WD equals all withdrawals and withdrawal charges taken during the prior Contract Year.

Amount subject to withdrawal charge:  For any partial withdrawal or full surrender, the amount subject to withdrawal charge is the amount of the partial withdrawal or full surrender less the free withdrawal amount.

Withdrawal charge percentage:  The withdrawal charge percentage varies according to the number of complete Contract Years between the Contract Year in which a Purchase Payment was credited to the Accumulation Account and the Contract Year in which it is withdrawn.

Amount of withdrawal charge: The amount of the withdrawal charge is determined by multiplying the amount subject to a withdrawal charge by the withdrawal charge percentage(s) shown on the Contract Specifications page.

Order of liquidation:  For purposes of a full surrender or partial withdrawal, each withdrawal is allocated first to the withdrawal amount without charge and then to previously unliquidated Payments (on a first-in, first-out basis) until all Purchase Payments have been liquidated.  Any remaining balance that is withdrawn will be considered “earnings” as defined above.

No withdrawal charge is imposed upon transfers or amounts applied to purchase an annuity, or on payment of the death benefit. In no event shall the withdrawal charge assessed against the Accumulation Account Value exceed the maximum withdrawal charge allowed under Section 4223 of the New York Insurance Law. For any Qualified Contract, the free withdrawal amount in any Contract Year will be the greater of the free withdrawal amount described above and any amounts required to be withdrawn to comply with the minimum distribution requirements of the Code. This applies only to the portion of the required minimum distribution attributable to that Qualified Contract.

7.  DEATH BENEFIT

Death Benefit Provided by the Contract
If the Owner dies while this Contract is in effect and before the Annuity Commencement Date, the Company, upon receipt of Due Proof of Death of the Owner, will pay a death benefit to the Beneficiary in accordance with this Death Benefit provision.

If there is no Beneficiary living on the date of death of the Owner, the Company will pay the Death Benefit upon receipt of Due Proof of Death of both the Owner and the Beneficiary, in one sum to the estate of the deceased Owner. If the death of the Owner occurs on or after the Annuity Commencement Date, no Death Benefit will be payable under this Contract except as may be provided under the form of annuity elected.

Election and Effective Date of Election
During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the Death Benefit applied under one or more of the Annuity Options in accordance with the Contract’s settlement provisions to effect a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary after the death of the Owner.  This election may be made or subsequently revoked by filing with the Company, at its Mailing Address, a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the Death Benefit by the Owner will become effective on the date it is received by the Company.  For the purposes of the “Payment of Death Benefit” and “Amount of Death Benefit” sections below, any election of the method of settlement of the Death Benefit by the Owner which is in effect on the date of death of the Owner will be deemed effective on the date Due Proof of Death of the Owner is received by the Company.

If no election of a method of settlement of the Death Benefit by the Owner is in effect on the date of death of the Owner, the Beneficiary may elect  (a)  to receive the Death Benefit in the form of a cash payment, in which event the Accumulation Account will be canceled; or (b)  to have the Death Benefit applied under one or more of the Annuity Options in accordance with the settlement provisions to effect, on the Annuity Commencement Date determined in the “Payment of Death Benefit” section below, a Variable Annuity or a Fixed Annuity or a combination of both for the Beneficiary.

This election may be made by filing with the Company, at its Mailing Address, a written election in such form as the Company may require.  Any written election of a method of settlement of the Death Benefit by the Beneficiary will become effective on the later of:  (a) the date the election is received by the Company; or (b) the date of Due Proof of Death is received by the Company.  If written election by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Owner is received by the Company, the Beneficiary shall be deemed to have elected to defer receipt of payment until the Company receives a written election or a distribution is required by law.

Payment of Death Benefit
If the Death Benefit is to be paid in cash, payment will be made within seven days of the Death Benefit Date, except as the Company may be permitted to defer any such payment of amounts derived from the Variable Account in accordance with the Investment Company Act of 1940.  If settlement under one or more of the Annuity Options is elected, the Annuity Commencement Date will be the first day of the second calendar month following the effective date or the deemed effective date of the election and the Accumulation Account will be maintained in effect until the Annuity Commencement Date. The Annuity Commencement Date is determined in this manner to ensure adequate time is available for establishment and administration of the elected annuity option.

Amount of Death Benefit
The Death Benefit is determined as of the Death Benefit Date. Interest on the Death Benefit will be paid as required by New York law.

The Death Benefit is equal to the greatest of:

(a)	the Accumulation Account Value for the Valuation Period during which the Death Benefit Date occurs;

(b)	the excess of (i) the sum of all Purchase Payments made under the Contract over (ii) the sum of all partial withdrawals; and

(c)	any Optional Death Benefit, if elected on or before the Issue Date, as shown on the Contract Specifications.

A partial withdrawal will affect the amount payable under (b) and (c) on a basis proportional to the reduction in Accumulation Account Value brought about by such withdrawal. That is, any partial withdrawal will reduce the death benefit amount to an amount equal to the death benefit amount immediately before the withdrawal multiplied by the ratio of the Owner’s Accumulation Account Value immediately after the withdrawal to the Owner’s Accumulation Account Value immediately before the withdrawal.

If (b) or (c) is operative, the Accumulation Account Value will be increased by the excess of (b) or (c) as applicable over (a) and the increase will be allocated to the Sub Accounts based on the respective values of the Sub-Accounts on the Death Benefit Date. If no portion of the Accumulation Account is allocated to the Sub-Accounts on that date, the entire increase will be allocated to the Sub-Account invested in the money market series of the Fund.

8.  SETTLEMENT PROVISIONS

General
On the Annuity Commencement Date, the Accumulation Account will be canceled and its Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, will be applied, as specified by the Owner, under one or more of the Annuity Options provided in this Contract or under such other settlement options as may be agreed to by the Company. However, if the amount to be applied under any Annuity Option is less than the amount shown on the Contract Specifications, or if the first annuity payment payable in accordance with such option is less than $20, the Company will pay the amount to be applied in a single payment to the Annuitant.

After the Annuity Commencement Date, no change of Annuity Option is permitted and no payments may be requested under the Cash Withdrawals provision of the Contract. Transfers of Variable Annuity Units are permitted.

Election and Effective Date of Election
During the lifetime of the Owner and prior to the Annuity Commencement Date, the Owner may elect to have the Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, applied on the Annuity Commencement Date under one or more of the Annuity Options provided in this Contract.

The Owner may also change any election but any election or change of election must be effective at least 30 days prior to the Annuity Commencement Date. This election or change of election may be made by filing with the Company at its Mailing Address, a written election or change of election in such form as the Company may require. Any such election or change of election will become effective on the date it is received by the Company. If no such election is in effect on the 30th day prior to the Annuity Commencement Date, the Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, will be applied under Annuity Option B, for a life annuity with 120 monthly payments certain. If more than one person is named as Annuitant, due to the designation of a co-annuitant, the Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, will be applied under Annuity Option C with a 50% survivor benefit and the co-annuitant as the designated second person.

Any such election may specify the proportion of the Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, to be applied to provide a Fixed Annuity and/or a Variable Annuity.  In the event the election does not so specify, or if no election is in effect on the 30th day prior to the Annuity Commencement Date, then the portion of the Accumulation Account Value, as determined in accordance with the “Determination of Amount” provision below, to be applied to provide a Fixed Annuity and/or a Variable Annuity will be determined on a pro rata basis from the composition of the Accumulation Account on the Annuity Commencement Date.

The Annuity Options in the Contract may also be elected as provided in the “Death Benefit” section of this Contract.

Determination of Amount
The amount applied to provide a Variable Annuity or a Fixed Annuity or a combination of both shall be equal to the Accumulation Account Value for the Valuation Period which ends immediately preceding the Annuity Commencement Date, minus a proportionate amount of the account fee to reflect the time elapsed between the last Contract Anniversary and the day before the Annuity Commencement Date minus any applicable premium or similar tax.

Effect of Annuity Commencement Date on Accumulation Account
On the Annuity Commencement Date, the Accumulation Account will be canceled.

Annuity Commencement Date
The Annuity Commencement Date is set forth on the Contract Specifications of this Contract. This date may be changed from time to time by the Owner provided that each change is effective at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date must be a date which is: (1) at least 30 days after the effective date of the change; (2) the first day of a month; and (3) not earlier than the first Contract Anniversary and (4) not later than the first day of the first month following later of the Annuitant’s 90th birthday and the end of the 10th Contract Year. Any change of the Annuity Commencement Date may be made by filing with the Company, at its Mailing Address, a written designation of a new Annuity Commencement Date in such form as the Company may require. Any such change will become effective on the date that the designation is received by the Company.

The Annuity Commencement Date may also be changed by an election of a settlement option as provided in the “Death Benefit” section of the Contract.

Fixed Annuity Payments
The dollar amount of each Fixed Annuity payment shall be determined in accordance with the annuity payment rates shown below, which are based on the minimum guaranteed interest rate of 2.5% per year or, if more favorable to the Annuitant, in accordance with the annuity payment rates published by the Company and in use on the Annuity Commencement Date.

Variable Annuity Payments
The dollar amount of the first Variable Annuity payment shall be determined in accordance with the annuity payment rates shown below, which are based on an assumed interest rate of 3% per year.

All Variable Annuity payments other than the first are determined by means of Annuity Units credited to this Contract.  The number of Annuity Units to be credited in respect of a particular Sub-Account is determined by dividing that portion of the first Variable Annuity payment attributable to that Sub-Account by the Annuity Unit value of that Sub-Account for the Valuation Period which ends immediately preceding the Annuity Commencement Date. The number of Annuity Units of each Sub-Account credited remains fixed unless a transfer of Annuity Units is made pursuant to the Transfer of Annuity Units section below. The dollar amount of each Variable Annuity payment after the first may increase, decrease or remain constant, and is equal to the sum of the amounts determined by multiplying the number of Annuity Units of a particular Sub-Account credited to this Contract by the Annuity Unit value for the particular Sub-Account for the Valuation Period which ends immediately preceding the due date of each subsequent payment.

Annuity Unit Value
The Annuity Unit value for each Sub-Account was established at $10.00 for the first Valuation Period of the particular Sub-Account. The Annuity Unit value for the particular Sub-Account for any subsequent Valuation Period is determined by multiplying the Annuity Unit value for the particular Sub-Account for the immediately preceding Valuation Period by the Net Investment Factor for the particular Sub-Account for the current Valuation Period and then multiplying that product by a factor to neutralize the assumed interest rate of 3% per year used to establish the annuity payment rates found in the Contract. The factor is 0.99991902 for a one day Valuation Period.

Transfer of Annuity Units
After the Annuity Commencement Date the Annuitant may, by filing a written request with the Company at its
Mailing Address, transfer the value of a designated number of Annuity Units of particular Sub-Accounts then credited into other Annuity Units, the value of which would be such that the dollar amount of an annuity payment made on the date of the transfer would be unaffected by the transfer. No more transfers than the Maximum Number of Transfers Per Year shown on the Contract Specifications may be made in any Contract Year.

Transfers may be made among the Sub-Accounts only. Transfers shall be made using the Annuity Unit values for the Valuation Period during which the request for the transfer is received by the Company.

Description of Annuity Options
Annuity Options A, B, C and D are available as either a Fixed Annuity or a Variable Annuity.

Annuity Option A. Life Annuity: Monthly payments during the lifetime of the Annuitant.

Annuity Option B. Life Annuity with 60, 120, 180 or 240 Monthly Payments Certain: Monthly payments during the lifetime of the Annuitant and in any event for 60, 120, 180 or 240 months certain as elected.

Annuity Option C. Joint and Survivor Annuity: Monthly payments payable during the joint lifetime of the Annuitant and a designated second person and during the lifetime of the survivor.  During the lifetime of the survivor, monthly payments, if any, will be determined using the percentage chosen at the time of the election of this option.  The percentage chosen affects each variable monthly payment, if any, in the number of each type of Annuity Unit credited with respect to the Annuitant.  This same percentage chosen affects each fixed monthly payment, if any, during the lifetime of the survivor.

Annuity Option D. Monthly Payments for a Specified Period Certain: Monthly payments for any specified period of time (at least 10 years but not exceeding 30 years), as elected.

Amounts Payable on Death of Annuitant
In the event of the death of the Annuitant on or after the Annuity Commencement Date, the Company will pay any remaining payments under any Annuity Option then in effect to the Beneficiary as they become due. If there is no Beneficiary entitled to these remaining payments then living, the Company will pay the amount shown in the schedule below for an Annuity Option then in effect in one sum to the deceased Beneficiary’s estate. Any Beneficiary who becomes entitled to any remaining payments under any Annuity Option may elect to receive the amount shown in the schedule below for such option in one sum.  In the event of the death of a Beneficiary who has become entitled to receive any remaining payments under any Annuity Option, the Company will pay the amount shown for such option in the schedule below in one sum to the deceased Beneficiary’s estate.  All payments made in one lump sum by the Company, as provided in this paragraph, are made in lieu of paying any remaining payments under the Annuity Option then in effect.

Option	Amount
B	The discounted value of the remaining payments, if any, for the certain period.
D	The discounted value of the remaining payments, if any, for the certain period.

In the case of Options B and D the discounted value will be based, for payments being made on a variable basis, on interest compounded annually at the assumed interest rate and on the assumptions that the particular Annuity Unit values applicable to the remaining payments will be the particular Annuity Unit values for the Valuation Period which ends on the day before the date of the determination and that this discounted value will remain unchanged thereafter.

Annuity Payment Rates
The annuity payment rate tables below show, for each $1,000 applied, the dollar amount of both (a) the first monthly Variable Annuity payment based on the assumed interest rate of 3% and (b) the monthly Fixed Annuity payment, when the payment is based on the minimum guaranteed interest rate of 2.5% per year.

The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 2000 Individual Annuitant Mortality Table A. In using this mortality table, ages of Annuitants will be reduced by one year for Annuity Commencement Dates occurring during the years 2010-2019, reduced by two years for Annuity Commencement Dates occurring during the decade 2020-2029, and so on.

The annuity payment rates in the tables shown below reflect rates for adjusted age at the time of the Annuity Commencement Dates. For Annuity Commencement Dates occurring in the decade 2010-2019, the term adjusted age as used in the tables below means actual age less one year. Adjusted age shall mean actual age less two years for Annuity Commencement Dates occurring in the decade 2020-2029, and so on.

Adjusted ages will be determined based on the actual age(s) of the Annuitant(s), in completed years and months, as of the Annuity Commencement Date. The tables below show annuity payment rates for exact adjusted ages, rates for adjusted ages expressed in completed years and months will be based on straight line interpolation between the appropriate annuity payment rates.

The dollar amount of each annuity payment for any adjusted age or combination of adjusted ages not shown below or for any other form of Annuity Option agreed to by the Company will be quoted by the Company upon request.

AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000
SINGLE LIFE ANNUITY (Assumed Interest at 3.0%)

OPTION A LIFE ANNUITY			OPTION B LIFE ANNUITY WITH PAYMENTS CERTAIN

Adjusted			60 Payments		120 Payments		180 Payments		240 Payments
Age	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
20	2.98	2.91	2.98	2.91	2.98	2.90	2.98	2.90	2.97	2.90
25	3.08	2.99	3.08	2.99	3.07	2.99	3.07	2.98	3.07	2.98
30	3.19	3.09	3.19	3.09	3.19	3.09	3.19	3.08	3.18	3.08
35	3.34	3.21	3.34	3.21	3.34	3.21	3.33	3.21	3.32	3.20
40	3.53	3.37	3.53	3.37	3.52	3.37	3.51	3.36	3.49	3.35
45	3.77	3.57	3.77	3.57	3.76	3.56	3.73	3.55	3.70	3.53
50	4.07	3.82	4.07	3.82	4.04	3.81	4.00	3.79	3.94	3.76
55	4.46	4.15	4.45	4.14	4.41	4.12	4.34	4.09	4.23	4.03
60	4.97	4.58	4.95	4.57	4.88	4.53	4.74	4.46	4.55	4.35
65	5.68	5.17	5.64	5.15	5.48	5.07	5.22	4.92	4.88	4.71
70	6.67	6.01	6.56	5.95	6.23	5.78	5.73	5.47	5.16	5.05
75	8.02	7.22	7.77	7.08	7.08	6.67	6.19	6.02	5.36	5.31
80	9.92	9.02	9.32	8.65	7.95	7.66	6.54	6.47	5.46	5.44
85	12.56	11.71	11.17	10.68	8.69	8.55	6.75	6.72	5.50	5.49
90	16.17	15.54	13.14	12.87	9.20	9.15	6.84	6.83	5.51	5.51

OPTION C
JOINT AND SURVIVOR ANNUITY
(Assumed election of Joint and Two-Thirds Survivor)

adjusted age of male	adjusted age of female
	55	60	65	70	75

55	4.11	4.31	4.53	4.77	5.04
60	4.29	4.52	4.79	5.09	5.42
65	4.48	4.76	5.09	5.46	5.88
70	4.70	5.02	5.41	5.88	6.41
75	4.91	5.28	5.74	6.31	6.99

OPTION D
PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Years	Amount	Years	Amount	Years	Amount
10	9.61	17	6.22	24	4.84
11	8.86	18	5.96	25	4.70
12	8.23	19	5.72	26	4.58
13	7.71	20	5.51	27	4.47
14	7.25	21	5.31	28	4.37
15	6.86	22	5.14	29	4.27
16	6.52	23	4.98	30	4.18

AMOUNT OF EACH FIXED MONTHLY ANNUITY PAYMENT PER $1,000
SINGLE LIFE ANNUITY (Interest at 2.5%)

OPTION A LIFE ANNUITY			OPTION B LIFE ANNUITY WITH PAYMENTS CERTAIN

Adjusted			60 Payments		120 Payments		180 Payments		240 Payments
Age	Male	Female	Male	Female	Male	Female	Male	Female	Male	Female
20	2.67	2.59	2.67	2.59	2.67	2.59	2.67	2.59	2.67	2.59
25	2.77	2.68	2.77	2.68	2.77	2.68	2.77	2.68	2.77	2.68
30	2.90	2.79	2.90	2.79	2.89	2.79	2.89	2.79	2.89	2.78
35	3.05	2.92	3.05	2.92	3.05	2.92	3.04	2.91	3.03	2.91
40	3.24	3.08	3.24	3.08	3.24	3.08	3.23	3.07	3.21	3.06
45	3.49	3.29	3.48	3.28	3.47	3.28	3.45	3.27	3.42	3.25
50	3.79	3.54	3.79	3.54	3.77	3.53	3.73	3.51	3.67	3.48
55	4.18	3.87	4.17	3.87	4.13	3.85	4.08	3.82	3.97	3.76
60	4.70	4.31	4.67	4.30	4.61	4.26	4.48	4.20	4.30	4.09
65	5.40	4.90	5.36	4.88	5.22	4.81	4.97	4.67	4.63	4.45
70	6.38	5.73	6.28	5.68	5.97	5.52	5.48	5.22	4.92	4.81
75	7.73	6.94	7.49	6.82	6.83	6.41	5.96	5.78	5.12	5.07
80	9.62	8.74	9.05	8.38	7.71	7.42	6.31	6.23	5.22	5.21
85	12.25	11.41	10.91	10.42	8.46	8.32	6.52	6.50	5.27	5.26
90	15.86	15.23	12.89	12.62	8.98	8.93	6.61	6.61	5.27	5.27

OPTION C
JOINT AND SURVIVOR ANNUITY
(Assumed election of Joint and Two-Thirds Survivor)

adjusted age of male	adjusted age of female
	55	60	65	70	75

55	3.83	4.03	4.25	4.49	4.75
60	4.01	4.25	4.52	4.82	5.14
65	4.20	4.49	4.82	5.19	5.60
70	4.41	4.74	5.14	5.60	6.14
75	4.61	4.99	5.46	6.03	6.71

OPTION D
PAYMENTS FOR A SPECIFIED PERIOD CERTAIN

Years	Amount	Years	Amount	Years	Amount
10	9.39	17	6.00	24	4.60
11	8.64	18	5.73	25	4.46
12	8.02	19	5.49	26	4.34
13	7.49	20	5.27	27	4.22
14	7.03	21	5.08	28	4.12
15	6.64	22	4.90	29	4.02
16	6.30	23	4.74	30	3.93

9.  OWNERSHIP PROVISIONS

Exercise of Contract Rights
The Contract shall belong to the Owner. All Contract rights and privileges may be exercised by the Owner without the consent of the Beneficiary (other than an irrevocable Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Owner and prior to the Annuity Commencement Date, except as otherwise provided in the Contract.

Change of Ownership
Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Code for the benefit of the Owner; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

The Owner of a Non-Qualified Contract may change the ownership of the Contract during the lifetime of any Annuitant and prior to the last Annuity Commencement Date. A change of ownership will not be binding upon the Company until written notification is received by the Company. When such notification is so received, the change will be effective as of the date on which the request for change was signed by the Owner, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

Death of Owner
If the Owner of a Non-Qualified Contract dies prior to the Annuity Commencement Date, an amount equal to the death benefit (as determined in accordance with the Amount of Death Benefit provision) will be distributed to the “designated Beneficiary” (as defined below) either (1) within five years after the date of death of the Owner, or (2) as an annuity over some period not greater than the life or expected life of the designated Beneficiary, with annuity payments beginning within one year after the date of death of the Owner. For this purpose (and for purposes of Section 72(s) of the Code), the person named as Beneficiary shall be considered the designated Beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated Beneficiary.

If the Beneficiary is the surviving spouse of the deceased Owner, the spouse can elect to continue the Contract in the spouse’s own name as Owner, in which case these mandatory distribution requirements will apply on the spouse’s death.

If the Owner dies on or after the Annuity Commencement Date and before the entire accumulation under the Contract has been distributed, the remaining portion of such accumulation, if any, must be distributed as least as rapidly as the method of distribution then in effect.

In any case in which a non-natural person constitutes a holder of the Contract for the purposes of Section 72(s) of the Code, (1) the distribution requirements described above shall apply upon the death of any Annuitant, and (2) a change in any Annuitant shall be treated as the death of an Annuitant.

In all cases, no Owner or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code.

Voting of Fund Shares
The Company will vote Fund shares held by the Sub-Accounts at meetings of shareholders of the Funds but will follow voting instructions received from persons having the right to give voting instructions. The Owner is the person having the right to give voting instructions prior to the Annuity Commencement Date. On or after the Annuity Commencement Date, the Annuitant is the person having such voting rights. Any shares attributable to the Company and Fund shares for which no timely voting instructions are received will be voted in the same proportion as the shares for which instructions are received from persons having such voting rights.

Neither the Variable Account nor the Company is under any duty to provide information concerning the voting instruction rights of persons who may have such rights under retirement or deferred compensation plans, other than rights afforded by the Investment Company Act of 1940, nor any duty to inquire as to the instructions received or the authority of Owners or others to instruct the voting of Fund shares. Except as the Variable Account or the Company has actual knowledge to the contrary, the instructions given by Owners will be valid as they affect the Variable Account, the Company and any others having voting instruction rights with respect to the Variable Account.

All Fund proxy material, together with an appropriate form to be used to give voting instructions, will be provided to each Owner having the right to give voting instructions at least ten days prior to each meeting of the shareholders of the Fund. The  number of particular Fund shares as to which each such person is entitled to give instructions will be determined by the Company on a date not more than 90 days prior to each such meeting. Prior to the Annuity Commencement Date, the number of Fund shares as to which voting instructions may be given to the Company is determined by dividing the value of all the Variable Accumulation Units of the particular Sub-Account credited to the Accumulation Account by the net asset value of one Fund share as of the same date. On or after the Annuity Commencement Date, the number of Fund shares as to which such instructions may be given by an Annuitant is determined by dividing the reserve held by the Company in the particular Sub-Account with respect to the Annuitant by the net asset value of a Fund share as of the same date.

Periodic Reports
During the Accumulation Period the Company will send to the Owner, or such other person having voting rights, at least once during each Contract Year, a statement showing the number, type and value of Accumulation Units credited to the Accumulation Account and the fixed accumulation value of such account. This statement shall be accurate as of a date not more than two months previous to the date of mailing. In addition, every person having voting rights will receive such reports or prospectuses concerning the Variable Account and each Fund as may be required by the Investment Company Act of 1940 and the Securities Act of 1933. The Company will also send such statements reflecting transactions in the Separate Account as may be required by applicable laws, rules and regulations.

Designation and Change of Beneficiary
The Beneficiary designation contained in the Application will remain in effect until changed. The interest of a Beneficiary is subject to the Beneficiary surviving the Owner.

Subject to the rights of an irrevocable Beneficiary, the Owner may change or revoke the designation of a Beneficiary at any time while the Owner is living. To do so, the Owner must file the change or revocation with the Company at its Mailing Address in such form as the Company may require. The change or revocation will not be binding upon the Company until it is received by the Company. When it is so received, the change or revocation will be effective as of the date on which the Beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change or revocation.

10.  GENERAL PROVISIONS

Age and Sex Misstatement
If any date of birth or sex, or both, has been misstated, the amounts payable pursuant to this Contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in payments already made by the Company, plus interest at 3% per annum, shall be paid immediately and any excess in the payments already made by the Company, plus interest at 3% per annum, shall be charged against the benefits falling due after the adjustment.

Entire Contract
This Contract is issued in consideration of the Application, and payment of the initial Purchase Payment. This Contract, any amendments, endorsements, riders and the Application attached hereto, constitute the entire Contract. All statements made in the Application will be deemed representations and not warranties, and no statement will void this Contract or be used in defense to a claim unless it is contained in the Application, and a copy is attached to this Contract at issue. Only the President, a Vice President, the Actuary or the Secretary of the Company has authority to agree on the Company’s behalf to any alteration of this Contract, or to any waiver of the rights or requirements of the Company.

Currency
All amounts due under the Contract are payable in United States dollars, lawful money of the United States of America.

Determination of Values
The method of determination by the Company of the Net Investment Factor and the number and value of Accumulation Units and Annuity Units shall be conclusive upon the Owner and any Beneficiary.

Governing Law
This Contract will be governed by the laws of the jurisdiction where the Contract is delivered. This Contract’s values are not less than the minimum required by any statute of the state in which this Contract is delivered.

Guarantees
Subject to the Net Investment Factor provision, the Company guarantees that the dollar amount of Variable Annuity payments made during the lifetime of the Annuitant will not be adversely affected by the actual mortality experience of the Company or by the actual expenses incurred by the Company in excess of the expense deductions provided for in the Contract and other Contracts providing benefits which vary in accordance with the investment performance of the Variable Account.
Incontestability
This Contract is incontestable.

Modification
Upon notice to the Owner, or the Annuitant during the annuity period, this Contract may be modified by the Company, but only if such modification (a) is necessary to make the Contract or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (b) is necessary to assure continued qualification of the Contract  under the Code or other federal or state laws relating to retirement annuities or annuity Contracts; or (c) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (d) provides additional Variable Account options. In the event of any such modification, the Company may make appropriate endorsement in the Contract to reflect such modification.

Nonparticipating
This Contract is nonparticipating and will not share in any surplus earnings of the Company.

Payments by the Company
All sums payable by the Company pursuant to the Contract are payable only at its Home Office or such other place as may be designated by the Company. The Company may require surrender of the Contract upon final payment of all sums payable by the Company pursuant to this Contract.

Proof of Age
The Company shall have the right to require evidence of the age of any Annuitant under Annuity Options A, B, and C prior to the Annuity Commencement Date.

Proof of Survival
The Company shall have the right to require reasonable evidence of the survival of any Annuitant under Annuity Options A, B and C at the time that any payment payable to such Annuitant is due.

Splitting Units
The Company shall have the right to split or combine the value of Variable Accumulation Units and Annuity Units. In effecting any such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Contract.

Optional Programs
The Company offers the following Optional Programs which may be selected by the Owner at time of application or by written request after the Issue Date:

•	Dollar Cost Averaging Program
The DCA program allows the Owner to allocate all or a portion of each Purchase Payment to the DCA Fixed Account for a 6-month DCA Period or 12-month DCA Period.  If the DCA program is elected, the initial DCA period selected by the Owner is shown on the Contract Specifications. At regular time intervals, the Company will automatically transfer a portion of the Accumulation Account Value attributed to the DCA Fixed Account to one or more Sub-Accounts selected by the Owner. The DCA program continues until the portion of the Accumulation Account Value attributed to the DCA Fixed Account is depleted or the Owner elects to stop the program. The final amount transferred from the DCA Fixed Account will include all interest earned. Amounts allocated to the DCA Fixed Account will earn interest at a rate declared by the Company for the DCA Period selected. In no event will the interest earned be less than the minimum guaranteed interest rate shown on the Contract Specifications. Amounts allocated to a Sub-Account may not be transferred to a DCA Period. If the Owner elected to participate in the DCA program when the Contract was issued, then all future Purchase Payments will be allocated to the DCA program unless the Owner specifies otherwise. Any allocation of a new Purchase Payment to the DCA program will start a new DCA Period.

•	Systematic Withdrawal Program
The Owner may choose to have automatic withdrawals made from the contract in an amount and frequency (monthly, quarterly, semiannually or annually) determined at time of Application or by written request after the Issue Date. A minimum account value of $10,000 is required to start the program. Withdrawals under the Systematic Withdrawal program may be fully or partially includable in income and may be subject to a 10% federal penalty tax. Consult your tax adviser.

•	Portfolio Rebalancing Program
The Owner may enroll in an automatic Portfolio Rebalancing program. Under this program, the Owner’s Account Value is rebalanced to reflect the Owner’s initial Purchase Payment allocations chosen in the Application. These allocations will be used for future payments unless otherwise specified.

Rights Reserved by the Company
The Company reserves the right, to the extent permitted by law, to: (1) deregister the Variable Account under the Investment Company Act of 1940; (2) combine any two or more Variable Accounts; (3) operate the Variable Account as a management investment company or in any other form permitted by law; (4) substitute shares of a Fund for shares of another investment company if shares of such Fund are not available, or if, in the Company's judgment, further investment in such Fund's shares is no longer appropriate; (5) add or delete Funds, or series or sub-series thereof, and corresponding Sub-Accounts and (6) restrict or eliminate any of the voting rights of  Owners or other persons who have voting rights as to the Variable Account.

The Company reserves the right to make any changes as described above or as necessary to keep this Contract in compliance with any changes in federal or state laws, with prior approval of the New York State Insurance Department. We will provide you with notice of any changes.

Sun Life Insurance and Annuity Company of New York

Home Office:	Mailing Address:
[41][60 East 42nd Street	[42][Retirement Products and Services
Suite 1115	P.O. Box 9133
New York, New York 10165]	Wellesley Hills, Massachusetts 02481]

Flexible Payment Deferred Variable Individual Annuity Contract
Sun Life (N.Y.) Variable Account C
Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT AND WILL INCREASE OR DECREASE IN VALUE BASED ON INVESTMENT RESULTS.